Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Registration Statement (Form S-3 No. 333-240118) and related Prospectus of BioXcel Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 10, 2022, with respect to the financial statements of BioXcel Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Stamford, Connecticut

March 10, 2022